CMA Muni-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 09/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/02/2001	$ 27,780	California Housing Finance Agency	5.00%	02/01/2026
04/02/2001	6,965	San Diego, California	3.00	05/29/2001
04/03/2001	4,000	Contra Costa California	3.00	05/24/2001
04/04/2001	13,169	San Diego, California	3.10	05/22/2001
04/04/2001	10,801	San Diego, California	3.00	05/22/2001
04/05/2001	5,000	Newport Beach California	5.00	12/01/2029
05/10/2001	4,000	California Housing Finance Agency	5.00	02/01/2026
05/22/2001	13,169	San Diego, California	2.80	05/29/2001
05/22/2001	10,801	San Diego, California	2.75	05/29/2001
05/24/2001	20,180	California Housing Finance Agency	5.00	02/01/2026
05/29/2001	20,134	San Diego, California	2.90	07/02/2001
05/29/2001	10,801	San Diego, California	2.85	07/02/2001
05/30/2001	5,200	California Housing Finance Agency	5.00	02/01/2026
06/13/2001	7,000	Puerto Rico Comwlth	2.95	12/01/2015
06/29/2001	18,920	California Housing Finance Agency	5.00	02/01/2026
07/02/2001	10,801	San Diego, California	2.55	10/16/2001
07/02/2001	20,134	San Diego, California	2.60	10/16/2001
07/06/2001	7,800	California Housing Finance Agency	5.00	02/01/2035
08/01/2001	11,700	California Housing Finance Agency	5.00	02/01/2026
08/02/2001	5,990	California Housing Finance Agency	5.00	02/01/2035
08/02/2001	3,700	Puerto Rico Comwlth	2.95	12/01/2015
08/10/2001	4,600	California Housing Finance Agency	5.00	02/01/2026
08/10/2001	8,500	California Housing Finance Agency	5.00	02/01/2035
08/10/2001	3,975	California Housing Finance Agency	5.00	02/01/2031

Last Updated on 11/29/2001
By Win95 User